Exhibit 10.11

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and effective as of January 26, 2015 (the “Effective Date”) between Easterly Capital, LLC, a Delaware limited liability company (the “Licensor”), and Easterly Government Properties, Inc., a Maryland corporation (the “Corporation”) (each a “party,” and collectively, the “parties”).

RECITALS

WHEREAS, to its knowledge Licensor is the owner of the trade name and related logo “EASTERLY” and (the “Licensed Mark”).

WHEREAS, the Corporation intends to conduct an initial public offering (the “IPO”) of the common stock, par value $0.01 per share, of the Corporation, and following the IPO, the Corporation desires to use the Licensed Mark in connection with the operation of its business, and Licensor is willing to permit the Corporation to use the Licensed Mark, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	LICENSE GRANT

1.1 License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Corporation, and the Corporation hereby accepts from Licensor, a personal, non-transferable, fully-paid-up, royalty-free right and license to use the Licensed Mark, which license is exclusive to the Corporation’s business activities involving properties primarily to be leased to or developed for governmental entities, including properties leased to the U.S. General Services Administration, and incidental uses thereof. Except as provided above, neither the Corporation nor any affiliate, owner, director, officer, employee, or agent thereof shall otherwise use the Licensed Mark or any derivative thereof without the prior express written consent of Licensor in its sole and absolute discretion. All rights not expressly granted to the Corporation hereunder shall remain the exclusive property of Licensor. The Corporation shall not have a right to sublicense the Licensed Mark except to a subsidiary and any sublicense shall terminate if such entity ceases to be a subsidiary of the Corporation. The Corporation shall be responsible for any such sublicensee’s compliance with the terms and conditions of this Agreement.

1.2 Licensor’s Use. Nothing in this Agreement shall preclude Licensor, its affiliates, or any of their respective successors or assigns from using or permitting other entities to use the Licensed Mark whether or not such entity directly or indirectly competes or conflicts with the Corporation’s business in any manner, provided that Licensor shall not use the Licensed Mark in connection with business activities involving properties to be leased to or developed primarily for governmental entities, including properties leased to the U.S. General Services Administration.

2.	OWNERSHIP

2.1 Ownership. The Corporation acknowledges and agrees that Licensor is the owner of all right, title, and interest in and to the Licensed Mark, and all such right, title, and interest shall remain with the Licensor. The Corporation shall not otherwise contest, dispute, or challenge Licensor’s right, title, and interest in and to the Licensed Mark during the Term of this Agreement.

2.2 Goodwill. All goodwill and reputation generated by the Corporation’s use of the Licensed Mark shall inure to the benefit of Licensor, and ownership of such goodwill shall rest in Licensor, and is otherwise hereby assigned by the Corporation, without need for any other action by any party. The Corporation shall not by any act or omission use the Licensed Mark in any manner that disparages or reflects adversely on Licensor or its business or reputation. Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party’s prior written consent, which consent shall be given in that party’s sole discretion.

3.	COMPLIANCE

3.1 Quality Control. In order to preserve the inherent value of the Licensed Mark, the Corporation agrees to use the Licensed Mark in a manner that maintains the quality of the Corporation’s business and the operation thereof equal to the standards prevailing as of the Effective Date in the operation of Licensor’s business. The Corporation further agrees to use the Licensed Mark in accordance with reasonable quality standards established by Licensor, designed to maintain the quality of the Corporation’s goods and services associated with the Licensed Mark at a level consistent with the goods and services of Licensor. At Licensor’s request, the Corporation will provide Licensor with samples of the Corporation’s or any sublicensee’s use of the Licensed Mark and, if such use does not conform to such standards, Licensor will make such change as shall be requested by Licensor within 30 days of written notice from Licensor.

3.2 Compliance With Laws. The Corporation agrees that the business operated by it in connection with the Licensed Mark shall comply in all material respects with all laws, rules, regulations and requirements of any governmental body in the United States or elsewhere as may be applicable to the operation, advertising and promotion of the business, and shall notify Licensor of any action that must be taken by the Corporation to comply with such law, rules, regulations or requirements.

3.3 Notification of Infringement. Each party shall promptly notify the other party and provide to the other party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks that do or may conflict with any Licensed Mark, and (ii) any infringements, imitations, or illegal use or misuse of the Licensed Mark. If within fourteen (14) days, Licensor does not take any action against such infringing use or misuse of the Licensed Mark, the Corporation shall have the right to enforce its rights to the Licensed Mark in its own name and at its own expense. In such event, Licensor shall provide any non-monetary, reasonable request for assistance for the enforcement of the Licensed Mark by Corporation. Any award, or portion of an award, recovered by Corporation in any such action or proceeding commenced by Corporation to enforce its rights to the Licensed Mark shall belong solely to Corporation after recovery by both parties of their respective actual out-of-pocket costs.

4.	REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations. Each party hereby represents and warrants to the other party as follows:

(a) Due Authorization. Such party is an entity duly formed and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b) Due Execution. This Agreement has been duly executed and delivered by such party and, with due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c) No Conflict. Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter, by-laws or limited liability company agreement (or similar organizational documents) of such party; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

4.2 Disclaimer. Licensor makes no representation or warranty to the Corporation with respect to Licensor’s right to use and/or license the Licensed Mark.

5.	TERM AND TERMINATION

5.1 Term. The term of this Agreement (“Term”) commences on the Effective Date and continues in perpetuity, unless termination occurs pursuant to the other provisions of this Section 5.

5.2 Termination for Convenience. This Agreement may be terminated by the Corporation upon 180 days’ written notice to Licensor.

5.3 Termination for Breach. If a party breaches this Agreement and fails to cure such breach within 30 days following receipt of written notice from the non-breaching party of such breach, the non-breaching party shall have the right, upon written notice to the breaching party, to immediately terminate this Agreement.

5.4 Effect of Termination. Upon termination of this Agreement and after a period of three (3) months to ramp down the Corporation’s use of the Licensed Mark (the “Ramp Down Period”), the Corporation shall promptly discontinue all use, and refrain from all future use, of the Licensed Mark, including such use in any format confusingly similar thereto. During the Ramp Down Period, the Corporation shall use the Licensed Mark for transition purposes only until it can discontinue the use of the Licensed Mark, and the Corporation shall use its commercially reasonable efforts to discontinue use of the Licensed Mark as soon as reasonably practicable following termination of this Agreement.

6.	MISCELLANEOUS

6.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this provision shall be void. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

6.2 Independent Contractor. Except as expressly provided or authorized in the Management Agreement, neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

6.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

6.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, other than with respect to conflicts of laws. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

6.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

6.6 No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.8 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

6.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

6.11 Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

LICENSOR:

EASTERLY CAPITAL, LLC

By:	/s/ Darrell W. Crate
	Name:	Darrell W. Crate
	Title:	President

CORPORATION:

EASTERLY GOVERNMENT PROPERTIES, INC.

By:	/s/ William C. Trimble, III
	Name:	William C. Trimble, III
	Title:	President and Chief Executive Officer